Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-94387, 333-91526, 333-113617 and 333-116180 on Form S-8 of Quicksilver Resources, Inc. of our report dated June 29, 2005, appearing in the Annual Report on Form 11-K of Quicksilver Resources Inc. 401(k) Plan for the year ended December 31, 2004.

/s/ DELOITTE & TOUCHE LLP

Fort Worth, Texas
June 29, 2005